SCHEDULE A TO THE

DISTRIBUTION AGREEMENT

LIST OF PORTFOLIOS

(as amended August 30, 2007)

Wasatch Core Growth Fund

Wasatch Emerging Markets Small Cap Fund

Wasatch Global Science & Technology Fund

Wasatch Heritage Value Fund

Wasatch International Growth Fund

Wasatch Micro Cap Fund

Wasatch Micro Cap Value Fund

Wasatch Small Cap Growth Fund

Wasatch Small Cap Value Fund

Wasatch Ultra Growth Fund

Wasatch-Hoisington U.S. Treasury Fund

Wasatch Heritage Growth Fund

Wasatch International Opportunities Fund

Wasatch Strategic Income Fund

Approved as of September 30, 2005

Amended as of February 1, 2006 to add Wasatch Strategic Income Fund

Further Amended as of August 30, 2007 to add Wasatch Emerging Markets Small Cap Fund and Wasatch Heritage Value Fund

WASATCH FUNDS, INC.

By:	/s/ Russell L. Biles
Name: Russell L. Biles
Title: Vice President

Accepted:

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas A. Carter
Name: Thomas A. Carter
Title: